Exhibit 10.2

Alpha Venture Capital Management, LLC

Post Office Box 2477

Lakeland, Florida, 33806, USA

September 25, 2014

CytoDyn Inc.

1111 Main Street

Suite 660

Vancouver, WA 98660

Re:	Subscription and Investor Rights Agreement by and between Alpha Venture Capital Management, LLC on behalf of one or both of Alpha Venture Capital Partners, LP and Alpha Venture Capital Fund, LP (together, “AVC”) and CytoDyn Inc. (“Company”) dated of even date herewith (the “Subscription Agreement”).

Dear Sirs:

This side letter agreement (this “Side Agreement”) is written in connection with the Subscription Agreement.

AVC and Company have agreed to modify Section 7.1 of the Subscription Agreement as follows:

•	Right of CEO:

The right to invest an additional $6 million dollars as set forth in such section (for a total current offering of $8 million dollars) may be reduced by the Company’s Chief Executive Officer by $2 million dollars provided that, as of the date of such reduction, Subscriber’s (and its affiliates) investment in the current offering is less than $6 million dollars.

•	Loan conversion price change:

If, after Subscriber has invested an aggregate of $4 million dollars in this offering, and the average closing price of the Company’s common stock in any rolling 20 day period equals or exceeds $1.25 per share then, in respect of any subsequent investment:

•	the conversion price in the convertible note shall be equal the greater of (a) $1.25, (b) the Applicable Price (defined below), or (c) such higher conversion price as Subscriber may determine. Once an investment is made, the conversion price is set and does not change, and

•	the per-share exercise price in the warrants shall be equal to 50% of such conversion price.

As used herein, the “Applicable Price” means the average closing price of the Company’s common stock during the Measurement Period that ends immediately before the closing of the applicable investment. Notwithstanding the foregoing, the Applicable Price shall not be reduced from one Measurement Period to the next Measurement Period. The “Measurement Period” means the twenty day period commencing on the date that both of the following have been attained: (a) Subscriber has invested an aggregate of $4 million dollars in this offering, and (b) the average closing price of the Company’s common stock in any rolling 20 day period equals or exceeds $1.25 per share, and each successive twenty day period thereafter.

CytoDyn Inc.

September 25, 2014

In the event of a conflict between the provisions of this Side Agreement and the provisions of the Subscription Agreement, the provisions of this Side Agreement shall control. Except as set forth in this Side Agreement, the Subscription Agreement is unmodified and remains in full force and effect.

Please acknowledge Company’s agreement to the terms of this Side Agreement by signing in the space provided below, and returning the same to AVC. This Side Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Signatures transmitted by facsimile or e-mail shall have the same effect as the delivery of original signatures and shall be binding upon and enforceable against the parties hereto as if such facsimile or scanned documents were an original.

Sincerely,

Alpha Venture Capital Management, LLC

By:
Name: Carl Dockery
Its: Manager

Accepted and Agreed to by Company on this
day of September , 2014:

CytoDyn Inc.

By:
Name:
Its: